Newgioco Group, Inc. Provides Details on Recent Acquisitions

New York, August 25, 2016. Newgioco Group, Inc. (OTCQB:EMGL) a company providing regulated online and offline gaming and wagering through licensed subsidies in Italy, today revealed details regarding the recently announced acquisition of the 2 key gaming operations based in Austria.

On July 1, 2016, the Company completed the acquisition of Odissea Betriebsinformatik Beratung Gmbh ("Odissea") a gaming software development company which owns and operates a proprietary betting platform and product development house which currently processes approximately $400 million in betting turnover on an annual basis. The Odissea betting platform, which is certified under both the Malta and Austrian gaming authorities, is a state-of-the-art gaming technology with an advanced, highly efficient software engine designed and managed by a qualified and experienced team of gaming engineers which become employees of Newgioco as a result of the acquisition. The Company and is now preparing to launch a new series of online games including Virtual Sports products.

Also on July 1, 2016, the Company completed the acquisition of Ulisse Gmbh ("Ulisse") a retail gaming distribution group which operates 107 'land-based' gaming agency locations throughout Italy. Ulisse management and staff will also join Newgioco to boost the rapid expansion of our operations in Italy. Ulisse currently operates the locations under a 50% revenue share agreement which produces approximately $1.8 million in net earnings on an annual basis.

With the integration of our in-house betting platform, the company expects to realise a cost savings of approximately 50% to our current online and land-based gaming network overhead and will further attain 100% of the revenue earned by the Ulisse land-based locations upon completion of the license renewal auction. The resulting effect of our 2 new divisions is projected to increase consolidated net earnings by approximately 400%.


About Newgioco Group, Inc.

Newgioco Group, Inc., together with its wholly owned subsidiaries, Multigioco Srl, Rifa Srl as well as the recently announced acquisitions of a gaming-software technology division and land-based management company, is a fully integrated licensed online and land-based gaming operator. The company conducts its business primarily through our internet-based gambling and sports betting platform under the registered brand Newgioco on our website www.newgioco.it as well as land-based neighborhood betting shops situated throughout Italy.

The company offers its clients a full suite of gaming products and services, such as sports betting, virtual sports, online casino, poker, bingo, interactive games and slots. Additional information is available on our corporate website at www.newgiocogroup.com.

This Press Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," "estimates," "expects," "forecast," "plans," "intends," "potential" and similar expressions. These statements reflect the company's current beliefs and are based upon currently available information. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the company's actual results, performance or achievements to differ materially from those expressed in or implied by such statements.

Factors which may cause such differences include the company's ability to complete additional acquisitions, expand our distribution, increase our client base and other risks disclosed in the company's SEC filings. The company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information covered in this press release, including such forward-looking statements. Investor Relations Contact



Renmark Financial Communications Inc.
Bettina Filippone: bfilippone@renmarkfinancial.com
Tel: (416) 644-2020 or (514) 939-3989
www.renmarkfinancial.com

Andrew Barwicki
516-662-9461 / andrew@barwicki.com